Exhibit 99.2

Propell Technologies Group, Inc.

(A Development Stage Enterprise)

Index to Unaudited Condensed Pro-Forma Consolidated Financial Statements

Unaudited Condensed Pro-Forma Consolidated Balance Sheet as of December 31, 2012	2
Unaudited Condensed Pro-Forma Consolidated Statement of Operations for the Year Ended December 31, 2012	3
Notes to Unaudited Condensed Pro-Forma Consolidated Financial Statements	4

Propell Technologies Group, Inc. and Subsidiaries
Unaudited Condensed Pro-Forma Consolidated Balance Sheet

	Propell Technologies				Pro-forma
	Group, Inc.	Novas Energy			Consolidated
	and Subsidiaries	(USA), Inc.			Balance Sheet
	December 31,	December 31,		Pro-forma	December 31,
	2012	2012		Adjustments	2012
Assets

Current Assets
Cash	$2,774	$70			$2,844
Accounts receivable (net of allowances)	32	-			32
Prepaid expenses	1,946	-			1,946
Total Current Assets	4,752	70			4,822

Property and Equipment, net	1,541	-			1,541

Other Assets
Website, net	800				800

Total Assets	$7,093	$70			$7,163

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$38,076	$-			$38,076
Accrued liabilities	85,176	100			85,276
Accrued interest	13,824	-			13,824
Notes payable and advances - related parties	3,000	-	(c)	500,000	503,000
Convertible notes payable related parties	45,000	-			45,000
Liabilities from discontinued operations	1,221,008	-			1,221,008
Total Current Liabilities	1,406,084	100			1,906,184

Long Term Liabilities
Convertible notes payable related parties, net of discount of $1,960,093 and $0 respectively	39,907	-			39,907
Total Long Term Liabilities	39,907	-			39,907

Total Liabilities	1,445,991	100			1,946,091

Stockholders' Deficit
Prefered stock, $0.001 par value; 5,000,000 shares authorized, 5,000,000 and 0 shares issued and outstanding, respectively. (liquidation preference $400,000 and $0, respectively)	5,000	-		-	5,000
Common stock, $0.001 par value; 100,000,000 shares authorized, 1,957,871 and 518,231 shares issued and outstanding, respectively	1,958	100,000	(a)	-	101,958
Additional paid-in capital	4,766,059	-	(b)	(4,766,059)	-
Accumulated deficit	(6,211,915)	(100,030)	(b)	4,766,059	(2,045,886)
			(c)	(500,000)
Total Stockholders' Deficit	(1,438,898)	(30)			(1,938,928)

Total Liabilities and Stockholders' Deficit	$7,093	$70			$7,163

See notes to unaudited condensed pro-forma consolidated financial statements.

Propell Technologies Group, Inc. and Subsidiaries
Unaudited Condensed Pro-forma Consolidated Statements of Operations

		Novas Energy		Pro-forma
		(USA), Inc.		Consolidated
	Propell Technologies	Period		Statement of
	Group, Inc.	June 19, 2012		Operations
	Year Ended	(Inception) to		Year Ended
	December 31,	December 31,	Pro-forma	December 31,
	2012	2012	Adjustments	2012

Net Revenues	$59,915	$-		$59,915

Cost of Goods Sold	46,916	-		46,916

Gross Profit	12,999	-		12,999

Compensation	108,458	-		108,458
Sales and Marketing	63,666	-		63,666
Professional Fees	166,044	-		166,044
General and administrative	208,567	925		209,492
Total Expense	546,735	925		47,660
Loss from Operations	(533,736)	(925)		(534,661)

Other Income	235,727	-		235,727
Debt forgivness	493,609	-		493,609
Interest Expense	(470,866)	-		(470,866)
Other Expenses	(2,951)	-		(2,951)

Loss before Provision for Income Taxes	(278,217)	(925)		(279,142)

Provision for Income Taxes	-	-		-

Net Loss	(278,217)	(925)		(279,142)

Preferred dividends	409,060	-		409,060
Net loss to common stockholders	$(687,277)	$(925)		$(688,202)

Net Loss Per Share - Basic and Diluted	$(1.02)	$(0.00)		$(0.01)

Weighted Average Number of Shares Outstanding - Basic and Diluted	674,111	100,000,000		100,674,111

See notes to unaudited condensed pro-forma consolidated financial statements.

Propell Technologies Group, Inc.
(A Development Stage Enterprise)
Notes to Unaudited Condensed Pro-Forma Consolidated  Financial Statements
Year Ended December 31, 2012

NOTE 1: Organization and Basis of Presentation

Organization

On February 4, 2013, Propell Technologies Group, Inc. (“the Company or “ Propell”) entered into a Share Exchange Agreement with Novas Energy (USA), Inc. (“Novas”) whereby the Company exchanged 100,000,000 shares of common stock in Propell for all of the issued and outstanding stock of 100,000,000 common stock of Novas. After the consummation of the share exchange, Novas became a wholly owned subsidiary of Propell and the shareholders of Novas were issued shares of the common stock of Propell representing in the aggregate approximately 56% of the outstanding voting power (including common and preferred shares) of Propell. As of the date of the Share Exchange Agreement, there were no material relationships between the Propell and any of the Novas respective affiliates, directors or officers. The Company intends to carry on its business and the business of Novas. Novas has the exclusive license to engage in the commercial application of a proprietary “Plasma-Pulse Technology” to enhance the recovery of oil and gas in the United States.

As a result of the Share Exchange Agreement, the principal business of Novas became the business of Propell. As the shareholders of Novas obtained the majority of the outstanding shares of the Company through the acquisition, the acquisition is accounted for using the purchase method of accounting  as a reverse merger or recapitalization of Novas.  As such, Novas  was considered the acquirer for accounting purposes. The accumulated deficit of Novas will be carried forward after the completion of the merger.

Basis of Presentation

The unaudited condensed consolidated pro-forma financial statements have been prepared in order to present the consolidated financial position and results of operations of Propell and Novas as if the acquisition had occurred as of December 31, 2012 for the unaudited condensed pro-forma consolidated balance sheet and to give effect to the acquisition, as if the transaction had taken place as of January 1, 2012 for the unaudited condensed pro-forma consolidated statement of operations for the year ended December 31, 2012.

The financial statements of Propell Technologies Group, Inc. as of December 31, 2012 and for the year then ended were derived from the consolidated financial statements as reported with the Form 10-K filed on April 15, 2013.

The unaudited condensed pro-forma financial information is for illustrative purposes only. These companies may have performed differently had they actually been consolidated for the periods presented. You should not rely on the unaudited condensed pro-forma financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies experience after the merger. Unaudited condensed pro-forma financial information and the notes thereof should be read in conjunction with the accompanying historical financial statements of Novas and Propell.

Propell Technologies Group, Inc.
(A Development Stage Enterprise)
Notes to Unaudited Condensed Pro-Forma Consolidated  Financial Statements
Year Ended December 31, 2012

NOTE 2: Pro-Forma Adjustments

The pro-forma adjustments to reflect the substantial effects of the Share Exchange Agreement.

(a)	To record the issuance of 100,000,000 shares of common stock of Propell in exchange for 100,000,000 shares of Novas.
(b)	To eliminate the accumulated deficit of Propell to the extent Propell had equity attributes to be eliminated and present the recapitalized financial position of Novas.
(c)	To record the transaction costs incurred in to culminate the acquisition of Novas to reflect $500,000 in debt due to a shareholder, bearing interest at 8% per annum due in February 2016.